Exhibit 99
FROM:                                           FOR:
Padilla Speer Beardsley Inc.                    MEDTOX Scientific, Inc.
224 Franklin Avenue West                        402 West County Road D
Minneapolis, MN  55404                          St. Paul, MN  55112

Matt Sullivan (612) 871-8877                    Richard J. Braun (877) 715-7236

FOR IMMEDIATE RELEASE

  MEDTOX SCIENTIFIC COMPLETES ACQUISITION OF PEDIATRIC LEAD TESTING LABORATORY;
                       ACQUISITION EXPECTED TO ADD $0.25
                                 TO EPS IN 2002

         ST. PAUL, Minn.--October 25, 2001--MEDTOX Scientific, Inc. (AMEX: TOX) today announced that it has acquired Leadtech Corporation. Leadtech is a private company, which operates as an independent clinical laboratory devoted primarily to the examination of blood lead concentrations in pediatric patients. The company is currently located in North Bergen, N.J., and services a nationwide clientele of pediatricians, various healthcare organizations and physician offices. Leadtech provides testing services to approximately 2,000 pediatric accounts. Acquisition of the Leadtech testing volume is consistent with a strategic initiative to increase MEDTOX's esoteric and specialty testing services.
         Recently issued government guidelines have created an environment that is expanding the pediatric lead screening market. The Center for Disease Control
(CDC) has issued guidelines recommending that state health officials develop statewide plans for childhood lead screening and target children who are at specific risk. The CDC maintains that children who receive Medicaid or other federal health benefits should be screened for blood lead levels. Lead screening is especially important for children of families who live in older housing with deteriorating lead-based paint and are therefore, at high risk for lead poisoning. Medicaid funds medical care for approximately one-third of all children aged one through five in the U.S., and it reimburses for pediatric lead screening. Additionally, the dangers of lead poisoning have recently come to the attention of the U.S. Congress. In 2000, Congress drafted the Children's Health Act of 2000, which addresses the need for early detection and treatment of childhood lead poisoning.
         Leadtech will be merged into MEDTOX Laboratory. Operations in New Jersey will cease within 90 days, and all testing will be performed in the MEDTOX Laboratory facility in St. Paul, Minn. MEDTOX currently provides lead testing in its metals laboratory, which also provides an extensive variety of heavy metal, trace metals and solvent tests for occupational and environmental exposure. It is expected that the increased volume will add more than 150,000 tests in 2002.
         The acquisition is expected to have a nominal, but positive earnings effect in the fourth quarter of 2001, and is expected to add a minimum of $0.25 to EPS in 2002. The acquisition price is $6.2 million, consisting of $2.5 million in cash and $2.5 million in stock payable at closing, and $1.2 million of seller financing payable over 24 months. The purchase price is approximately
4.5 times 2001-projected pro-forma EBITDA.

         "The anticipated increase in earnings that will be achieved by the acquisition is further enhanced by the fact that we will be absorbing the increased volume with existing capacity," said Dick Braun, MEDTOX president and chief executive officer. "We will also gain direct access to 2,000 pediatric practices, and the ability to cross-sell other MEDTOX services to them. Leadtech has been growing at 20% per year. We intend to dedicate additional sales and marketing resources to this market with the expectation of increasing that growth rate."
         MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory services and on-site/ point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/ point-of-collection (POC) analysis for drugs of abuse, therapeutic drugs and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is also a leader in providing esoteric toxicology services to hospitals and laboratories nationwide. MEDTOX's Clinical Trials Services division specializes in three key areas: central laboratory testing services for clinical trials, bio-analytical services for new drug development and diagnostic drug screening programs for use in clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see http://www.medtox.com.


Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Fuller discussions of factors that may cause such results to differ are identified on page three of the company's 2000 annual report on Form 10-K and incorporated herein by reference.


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